Exhibit 10.2

CONSULTING AGREEMENT

This Agreement is made and entered into, as of January 1, 2019 (“Effective Date”), by and between PEDEVCO Corp., a Texas corporation (“Company”), having a principal place of business at 1250 Wood Branch Park Dr., Suite 400, Houston, Texas 77079 and Gregory Overholtzer, a(n) X individual,  partnership,  limited liability partnership,  corporation,  limited liability company (check the appropriate box) of the State of California, having a principal place of business at 562 Karina Court, San Ramon, CA 94582 (“Consultant”).

1. Engagement of Services. Company engages Consultant to provide the services set forth on Schedule A attached hereto. Schedule A can be amended from time to time should the scope of services change at any time.

2. Compensation; Timing. Company will pay Consultant the fee set forth on Schedule A. Company will reimburse Consultant’s expenses which have been approved beforehand in writing by Company (email acceptable) no later than thirty (30) days after Company’s receipt of Consultant’s invoice, provided that reimbursement for expenses may be delayed until such time as Consultant has furnished reasonable documentation for authorized expenses as Company may reasonably request. Upon termination of this Agreement for any reason, Consultant will be (a) paid fees on the basis stated on Schedule A and (b) reimbursed only for expenses that are incurred pursuant to this Section 2 prior to termination of this Agreement.

3. Independent Contractor Relationship.

(a) Consultant’s relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship. Consultant will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits, vacation days, sick days, or holidays. Consultant is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by a Company manager. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Consultant’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Consultant is solely responsible for and assumes full responsibility for (as applicable) the payment of FICA, FUTA and income taxes and compliance with any other international, federal, state, or local laws, rules and regulations. Company will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.

(b) Company understands and agrees that Consultant shall render services in whatever manner deemed appropriate by Consultant. During the term of this Agreement, Consultant agrees to perform the services on a professional best-efforts basis, in accordance with all applicable laws and regulations and in accordance with the highest applicable industry standards.

(c) Company shall not control or direct, nor shall the Company have any right to control or direct, the result of or the details, methods, manner or means by which Consultant performs his or her business or services, except that Consultant shall coordinate services with the Company, shall provide services in accordance with generally accepted industry standards and in compliance with all international, federal, state, and local laws.

(d) Consultant has and will at all times retain the exclusive right to control and direct the method, details, and means of performing the services under this Agreement. Company shall not specify the amount of time required to perform individual aspects of the services. Consultant’s services are not exclusive to the Company, and Consultant may render services for other business entities.

4. Disclosure and Assignment of Work Resulting from this Agreement.

(a) Definitions. “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress. “Company Innovations” means Innovations that Consultant, solely or jointly with others, conceives, develops or reduces to practice related to this Agreement.

(b) Disclosure and Assignment of Company Innovations. Consultant agrees that all Company Innovations belong to and shall remain the sole and exclusive property of the Company forever. Consultant agrees to maintain adequate and current records of all Company Innovations, which records shall be and remain the property of Company. Consultant agrees to promptly disclose and describe to Company all Company Innovations. Consultant hereby does and will assign to Company or Company’s designee all of Consultant’s right, title and interest in and to any and all Company Innovations and all associated records. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by Consultant to Company, Consultant hereby grants to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to the Company Innovations can neither be assigned nor licensed by Consultant to Company, Consultant hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against Company or any of Company’s successors in interest.

(c) Assistance. Consultant agrees to perform, during and after the term of this Agreement, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations as provided to Company under this Agreement. If Company is unable for any reason to secure Consultant’s signature to any document required to file, prosecute, register or memorialize the assignment of any rights under any Company Innovations as provided under this Agreement, Consultant hereby irrevocably designates and appoints Company and Company’s duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and on Consultant’s behalf and instead of Consultant to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of rights under such Company Innovations, all with the same legal force and effect as if executed by Consultant. The foregoing is deemed a power coupled with an interest and is irrevocable.

(d) Out-of-Scope Innovations. If Consultant incorporates or permits to be incorporated any Innovations relating in any way, at the time of conception, reduction to practice, creation, derivation, development or making of such Innovation, to Company’s business or actual or demonstrably anticipated research or development but which were conceived, reduced to practice, created, derived, developed or made by Consultant (solely or jointly) either unrelated to Consultant’s work for Company under this Agreement or prior to the Effective Date (collectively, the “Out-of-Scope Innovations”) into any of the Company Innovations, then Consultant hereby grants to Company and Company’s designees a non-exclusive, royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to such Out-of-Scope Innovations. Notwithstanding the foregoing, Consultant agrees that Consultant will not incorporate, or permit to be incorporated, any Innovations conceived, reduced to practice, created, derived, developed or made by others or any Out-of-Scope Innovations into any Company Innovations without Company’s prior written consent.

(e) Assignment by Employees of Consultant. Consultant covenants, represents and warrants that each of Consultant’s employees who perform services under this Agreement has or will have a written agreement with Consultant that provides Consultant with all necessary rights to fulfill its obligations under this Agreement, including but not limited to the obligations of this Section 4.

5.  Confidentiality.

(a) Definition of Confidential Information. “Confidential Information” means (a) any technical and non-technical information related to Company’s business and current, future and proposed products and services of Company, including for example and without limitation, Company Innovations, Company Property (as defined in Section 5(d)), and Company’s information concerning research, development, design details and specifications, financial information, procurement requirements, engineering and manufacturing information, customer lists, business forecasts, sales information and marketing plans and (b) any information that may be made known to Consultant and that Company has received from others that Company is obligated to treat as confidential or proprietary.

(b) Non-Disclosure and Nonuse Obligations. During Consultant's independent contractor relationship under this Agreement, Company shall provide to Consultant Confidential Information. In exchange for the Company's promise to provide Consultant with Confidential Information, and except as permitted in this Section 5(b), Consultant shall not use, disseminate or in any way disclose the Confidential Information. Consultant may use the Confidential Information solely to perform services pursuant to this Agreement for the benefit of Company. Consultant shall treat all Confidential Information with the same degree of care as Consultant accords to Consultant’s own confidential information, but in no case shall Consultant use less than reasonable care. If Consultant is not an individual, Consultant shall disclose Confidential Information only to those of Consultant’s employees who have a need to know such information. Consultant certifies that each such employee will have agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions at least as protective as those terms and conditions applicable to Consultant under this Agreement. Consultant shall immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information. Consultant shall assist Company in remedying any such unauthorized use or disclosure of the Confidential Information. Consultant agrees not to communicate any information to Company in violation of the proprietary rights of any third party.

(c) Exclusions from Non-Disclosure and Nonuse Obligations. Consultant’s obligations under Section (b) shall not apply to any Confidential Information that Consultant can demonstrate (a) was in the public domain at or subsequent to the time such Confidential Information was communicated to Consultant by Company through no fault of Consultant; (b) was rightfully in Consultant’s possession free of any obligation of confidence at or subsequent to the time such Confidential Information was communicated to Consultant by Company; or (c) was developed by employees of Consultant independently of and without reference to any Confidential Information communicated to Consultant by Company. A disclosure of any Confidential Information by Consultant (a) in response to a valid order by a court or other governmental body or (b) as otherwise required by law shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Consultant shall provide prompt prior written notice thereof to Company to enable Company to seek a protective order or otherwise prevent such disclosure.

(d) Ownership and Return of Confidential Information and Company Property. All Confidential Information and any materials (including, without limitation, documents, drawings, papers, diskettes, tapes, models, apparatus, sketches, designs and lists) furnished to Consultant by Company, whether delivered to Consultant by Company or made by Consultant in the performance of services under this Agreement and whether or not they contain or disclose Confidential Information (collectively, the “Company Property”), are the sole and exclusive property of Company or Company’s suppliers or customers. Consultant agrees to keep all Company Property at Consultant’s premises unless otherwise permitted in writing by Company. Within five (5) days after any request by Company, Consultant shall destroy or deliver to Company, at Company’s option, (a) all Company Property and (b) all materials in Consultant’s possession or control that contain or disclose any Confidential Information. Consultant will provide Company a written certification of Consultant’s compliance with Consultant’s obligations under this Section 5(d).

6. Indemnification. Consultant will indemnify and hold harmless Company from and against any and all third party claims, suits, actions, demands and proceedings against Company and all losses, costs and liabilities related thereto arising out of or related to (i) an allegation that any item, material and other deliverable delivered by Consultant under this Agreement infringes any intellectual property rights or publicity rights of a third party or (ii) any negligence by Consultant or any other act or omission of Consultant, including without limitation any breach of this Agreement by Consultant.

7. Observance of Company Rules. At all times while on Company’s premises, Consultant will observe Company’s rules and regulations with respect to conduct, health, safety and protection of persons and property.

8. No Conflict of Interest. During the term of this Agreement, Consultant will not accept work, enter into a contract or accept an obligation inconsistent or incompatible with Consultant’s obligations, or the scope of services to be rendered for Company, under this Agreement. Consultant warrants that, to the best of Consultant’s knowledge, there is no other existing contract or duty on Consultant’s part that conflicts with or is inconsistent with this Agreement. Consultant agrees to indemnify Company from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.

9. Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, if Consultant is an individual, Consultant acknowledges that he/she shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Consultant files a lawsuit for retaliation by Company for reporting a suspected violation of law, Consultant may disclose the trade secret to Consultant’s attorney and may use the trade secret information in the court proceeding, if Consultant (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

10. Term and Termination.

(a) Term. This Agreement is effective as of the Effective Date set forth above and will terminate on April 7, 2019 unless terminated earlier as set forth below.

(b) Termination by Company. Company may terminate this Agreement (a) immediately upon Consultant’s breach of Sections 4, 5 or 11 or (b) immediately for a material breach by Consultant if Consultant’s material breach of any other provision under this Agreement is not cured within ten (10) days after the date of Company’s written notice of breach (email acceptable), or (c) immediately upon Consultant’s revocation of that certain Separation and General Release Agreement, dated December 31, 2018, entered into by and between the Company and Consultant.

(c) Termination by Consultant. Consultant may terminate this Agreement without cause at any time, with termination effective fifteen (15) days after Consultant’s delivery to Company of written notice of termination (email acceptable). Consultant also may terminate this Agreement immediately for a material breach by Company if Company’s material breach of any provision of this Agreement is not cured within ten (10) days after the date of Consultant’s written notice of breach (email acceptable).

(d) Effect of Expiration or Termination. Upon expiration or termination of this Agreement, Company shall pay Consultant for services performed under this Agreement as set forth on Schedule A. The definitions contained in this Agreement and the rights and obligations contained in this Section 10(d) and Sections 4, 5, 11 and 12 will survive any termination or expiration of this Agreement.

11.  Non-Solicitation. During this Agreement, and for a period of one (1) year after the termination of this Agreement, in any State in the United States in which the Company does business, or equivalent geographical subdivision in any foreign jurisdiction in which the Company does business, Consultant will not solicit or induce employees of the Company to terminate their employment with the Company. In addition, Consultant will not ay any time solicit customers of the Company based upon or using any of the Company’s trade secrets within the meaning of Texas or federal law.

12. General Provisions.

(a) Successors and Assigns. Consultant may not subcontract or otherwise delegate Consultant’s obligations under this Agreement without Company’s prior written consent. Subject to the foregoing, this Agreement will be for the benefit of Company’s successors and assigns, and will be binding on Consultant’s assignees.

(b) Injunctive Relief. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; Consultant’s breach of any of such obligations will result in irreparable and continuing damage to Company for which money damages are insufficient, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including money damages if appropriate).

(c) Notices. Any and all notices, requests, demands, or other communications provided for hereunder, shall be given in writing by personal service, by registered or certified mail, postage prepaid, overnight delivery service, delivery charges prepaid, or by email, facsimile or other electronic means addressed to the intended recipients. A notice shall be deemed to have been received when personally served or delivered or five (5) days after being mailed, or one (1) day after being sent by overnight delivery service or by email, facsimile or other electronic means.

(d) Governing Law; Forum. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Texas, as such laws are applied to agreements entered into and to be performed entirely within Texas between Texas residents. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in Texas, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in Texas, such personal jurisdiction shall be nonexclusive. Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction.

(e) Severability. If a court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve an economic effect that is as near as possible to that provided by the original provision and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(f) Waiver; Modification. If Company waives any term, provision or Consultant’s breach of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company. No waiver by a party of a breach of this Agreement shall constitute a waiver of any other or subsequent breach by Consultant. This Agreement may be modified only by mutual written agreement of authorized representatives of the parties.

(g) Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous agreements concerning such subject matter, written or oral.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY PEDEVCO CORP. By: /s/ Clark R. Moore Name: Clark R. Moore Title: EVP and General Counsel	CONSULTANT GREGORY OVERHOLTZER /s/ Gregory Overholtzer

SCHEDULE A

SERVICES

Accounting and financial reporting services and support in connection with transition of duties and records to Company personnel as requested from time to time by the officers of the Company.

Consultant shall be available to provide services and support to the Company for an average of up to six (6) hours per week during the term of this Agreement.

During the term of this Agreement, Consultant shall continue to have access to, and be permitted to work from, the Company’s current offices (as of the Effective Date) located in Danville, CA, in Consultant’s sole discretion; provided, however, if the Company closes, relocates or downsizes its current Danville, CA office, Consultant’s continued access and use of the Company’s offices shall be in the Company’s sole discretion.

FEES

The Company shall provide the following compensation to Consultant under this Agreement:

(i)           Cash Compensation: (i) $15,000.00 per month for each of January 2019 and February 2019, payable monthly in arrears on or about the 1st of every month, and (ii) $15,000.00 for the period of March 2019 through April 7, 2019, payable in arrears on or about April 7, 2019.

(ii)           COBRA: During the period commencing on the Effective Date and ending on the earlier of (x) the Termination Date, (y) the Expiration Date, or (z) the date on which Consultant becomes eligible for coverage under the group health plan of a subsequent employer (of which eligibility the Consultant hereby agrees to give prompt notice to the Company) (in any case, the "COBRA Period"), subject to the Executive's valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code and the regulations thereunder (together, the "Code"), the Company shall continue to provide Consultant and Consultant's eligible dependents with Company paid coverage under its group health plans at the same levels as would have applied if Consultant's employment had not been terminated, based on Consultant's elections in effect on the Effective Date, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover Consultant under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Consultant in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

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